United States securities and exchange commission logo





                 March 1, 2021

       Tom Lewis
       President
       Lithium Corporation
       1031 Railroad St, Suite 102B
       Elko, NV 89801

                                                        Re: Lithium Corporation
                                                            Registration
Statement on Form S-1
                                                            Filed February 25,
2021
                                                            File No. 333-253492

       Dear Mr. Lewis:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Edwin Kim, Staff Attorney, at (202) 551-3297 or Jan Woo, Legal Branch
       Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              William Macdonald, Esq.